Exhibit 99.1

DATE:	January 28, 2015 4:00 p.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —

Announces Fourth Quarter and Full Year

2014 Operating Results and Increase to Common Dividend

•                  Record annual earnings of $29.0 million for 2014

•                  First quarter 2015 common stock dividend increased to $0.13 per share, an 18% increase

•                  16% increase in stock price during 2014

•                  Tangible Common Equity Ratio of 9.2%

•                  Non-performing assets lower by $4.1 million from the third quarter

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG) announced today the unaudited financial results for the quarter and year ended December 31, 2014.  For the three months ended December 31, 2014, the Company recorded net income of $6.6 million, or $0.30 per common share, compared to net income of $7.4 million, or $0.36 per common share, in the fourth quarter of 2013.  During the fourth quarter of 2014 the Company incurred a $3.1 million pre-tax charge ($2.2 million on an after-tax basis) related to its acquisition of MBT Bancorp.  The Company acquired $185 million in loans and $184 million in deposits in the acquisition which closed on October 17, 2014.

For the twelve months ended December 31, 2014, the Company reported net income of $29.0 million, or $1.39 per common share, compared to net income in 2013 of $26.3 million, or $1.26 per common share.  The primary drivers of the increase in net income in 2014 compared to 2013 were an increase in net interest income and a reduction in loan loss provision expense.

The Company also announced that the Board of Directors declared a first quarter common dividend of $0.13 per share at its January 19, 2015 meeting.  This represents an increase of $.02 per share, or 18%, from the dividend paid during the previous quarter.  The dividend is payable on March 16, 2015 to common shareholders of record as of March 6, 2015.

Mr. Brown commented on the fourth quarter, “I am pleased with our recent performance.  Adjusting for the MBT Bancorp acquisition related expenses, our fourth quarter earnings were significantly higher than the same quarter last year.  Increases in earning assets from the merger led to a 7% increase in net interest income.  Additionally, net loans, excluding loans acquired in the merger, grew at a 4% annualized level, demonstrating our continued progress in expanding commercial customer relationships.  I am also very pleased with the continued improvement in our asset quality.  Non-performing assets (NPAs) declined 12% from the linked quarter to 1.0% of assets.  As a result of the improvement, we had no loan loss provision expense for the quarter.  Our NPAs further declined significantly in January 2015 when a large non-performing troubled debt restructure totaling $11.4 million returned to performing status.  I am also pleased with our rebound in non-interest income compared to the fourth quarter of 2013, a 13% increase.”

Mr. Brown continued, “We were very pleased to close on the MBT Bancorp acquisition this quarter.  The transition has gone very well and we have begun to see the anticipated strategic and financial benefits of the merger.  I am very appreciative of the great effort provided by our employees and the former MBT Bancorp employees to make this merger so successful. ”

Mr. Brown commented on the Company’s full year results, “We are very proud of our 2014 performance.  Excluding acquisition related expenses, our 2014 earnings were approximately $31 million.  This represents the highest level of earnings in the Company’s history.  Higher earning assets, lower provision expense driven by improved asset quality, and disciplined expense management were the key drivers to our excellent year.  I appreciate the diligence and focus of our MainSource team in helping us achieve these results.”

Mr. Brown concluded, “We are happy today to announce an 18% increase in the quarterly common dividend, from $.11 per common share to $.13.  This is the fifth increase in two years and represents a 2.7% yield.  This increase indicates our confidence in the current performance of the Company as well as our general outlook.  We are very appreciative of the continued support of our shareholders.”

4TH QUARTER RESULTS

NET INTEREST INCOME

Net interest income was $24.8 million for the fourth quarter of 2014 compared to $23.2 million for the same period a year ago.  An increase in the earning asset base due to the acquisition of MBT Bancorp was the primary reason for the increase in net interest income.  Net interest margin, on a fully-taxable equivalent basis, was 3.74% for the fourth quarter of 2014 which was fourteen basis points below the fourth quarter of 2013 and six basis points lower than the third quarter of 2014.  The Company’s net interest margin decreased from a year ago due to the repricing of the asset side of the balance sheet.  While deposit and other funding costs have decreased over the same period, many of these accounts have reached, or are approaching, their floors.

NON-INTEREST INCOME

The Company’s non-interest income was $11.7 million for the fourth quarter of 2014 compared to $10.3 million in the same period in 2013.  Mortgage banking income, which was $2.1 million for the fourth quarter of 2014, increased by $0.8 million from the same period a year ago due to the Company’s entry into new markets and the hiring of additional mortgage loan originators.  Other categories of non-interest income increased due to the acquisition of MBT Bancorp.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $28.3 million for the fourth quarter of 2014 compared to $23.8 million for the same period in 2013.  As previously discussed, during the fourth quarter of 2014 the Company incurred $3.1 million in costs related to the acquisition of MBT Bancorp.   Excluding these expenses, total non-interest expense would have been $25.2 million in the fourth quarter of 2014.  The increase in expenses was primarily related to an increase in employee costs due to the additional headcount at the MBT branches and an increase in incentive based compensation due to the Company’s strong performance in 2014.

FULL YEAR RESULTS

NET INTEREST INCOME

Net interest income was $94.2 million for the full year 2014, which represents an increase of $2.9 million when compared to the twelve months ended December 31, 2013.  Net interest margin, on a fully-taxable equivalent basis, decreased from 3.92% in 2013 to 3.81% in 2014.  As rates have remained at historic lows for an extended period of time, the Company’s asset base has continued to reprice lower.  The Company’s cost of funds also decreased over the same period but to a lesser extent.  Offsetting the decrease in the Company’s net interest margin, average earning assets increased by $142 million in 2014 compared to 2013 as the Company experienced increased loan demand in the second half of 2013 and throughout 2014.

NON-INTEREST INCOME

The Company’s non-interest income was $43.3 million for the full year 2014 compared to $43.1 million for 2013.  Excluding securities gains, non-interest income was $43.3 million in 2014 and $42.3 million in 2013.  The primary driver of the increase in non-interest income year over year was an increase in interchange income of $0.5 million.  In addition, losses on OREO sales were $0.4 million lower year over year.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $99.5 million for the full year 2014 compared to $98.2 million for 2013.  Excluding the previously discussed $3.1 million in costs related to the acquisition of MBT, the Company’s non-interest expenses would have been $96.4 million.  During 2013, the Company incurred a non-operating expense of $2.2 million related to the prepayment of an FHLB advance.  Excluding the FHLB cost, 2013 non-interest expenses would have been $96.0 million.  An increase in employee related costs in 2014 was offset by a decrease in collection expenses.  Employee costs increased in 2014 primarily due to the Company’s entry into new markets and the acquisition of MBT.  Collection expenses decreased year over year due to the significant improvement in the Company’s overall asset quality and the resulting decrease in non-accrual loans.

ASSET QUALITY

Non-performing assets (NPA’s) were $31.5 million as of December 31, 2014, an increase of $0.9 million from year-end 2013 and a decrease of $4.1 million on a linked-quarter basis.  NPA’s represented 1.00% of total assets as of December 31, 2014 compared to 1.23% as of September 30, 2014 and 1.07% as of December 31, 2013.  Net charge-offs were $1.3 million for the fourth quarter of 2014 and represented 0.27% of average loans on an annualized basis.  The Company incurred no loan loss provision expense for the fourth quarter of 2014.  This was primarily due to the linked-quarter improvement in overall credit quality and the composition of the Company’s non-accrual loans.  For the full year 2014, net charge-offs were $5.9 million or 0.33% of average loans.  The Company’s allowance for loan losses as a percent of total outstanding loans was 1.19% as of December 31, 2014 compared to 1.65% as of December 31, 2013.  The decrease in the allowance for loan losses as a percent of outstanding loans year over year was primarily related to the acquisition of the MBT loans which are carried on the balance sheet at fair value with little or no allowance for loan losses.  In addition the Company’s non-accrual loans decreased from $22.3 million at the end of 2013 to $13.6 million at the end of 2014 which resulted in a $0.5 million decrease in specific reserves.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

Income Statement Summary

	Three months ended December 31		Twelve months ended December 31
	2014	2013	2014	2013
Interest Income	$27,087	$25,550	$102,815	$101,279
Interest Expense	2,246	2,336	8,607	9,979
Net Interest Income	24,841	23,214	94,208	91,300
Provision for Loan Losses	—	800	1,500	4,534
Noninterest Income:
Trust and investment product fees	1,209	1,214	4,712	4,756
Mortgage banking	2,099	1,303	6,754	6,799
Service charges on deposit accounts	5,377	5,299	20,698	20,427
Securities gains/(losses)	28	—	24	835
Interchange income	1,919	1,739	7,590	7,056
OREO gains/(losses)	(106)	(183)	(153)	(539)
Other	1,138	948	3,662	3,795
Total Noninterest Income	11,664	10,320	43,287	43,129
Noninterest Expense:
Employee	13,860	12,758	54,132	52,165
Occupancy & equipment	4,666	4,377	17,965	17,070
Intangible amortization	437	455	1,690	1,868
Marketing	1,060	1,004	3,187	3,660
Collection expenses	343	866	1,330	3,300
FDIC assessment	435	376	1,620	1,711
FHLB advance prepayment penalty	—	—	—	2,239
Acquisition expenses	3,119	—	3,119	—
Consultant expenses	350	357	1,400	1,582
Other	4,077	3,566	15,089	14,636
Total Noninterest Expense	28,347	23,759	99,532	98,231
Earnings Before Income Taxes	8,158	8,975	36,463	31,664
Provision for Income Taxes	1,598	1,577	7,467	5,319
Net Income	$6,560	$7,398	$28,996	$26,345
Preferred Dividends & Accretion	—	—	—	(504)
Redemption of Preferred Shares	—	—	—	(148)
Net Income Available to Common Shareholders	$6,560	$7,398	$28,996	$25,693

Average Balance Sheet Data

	Three months ended December 31		Twelve months ended December 31
	2014	2013	2014	2013
Gross Loans	$1,903,402	$1,648,446	$1,750,974	$1,597,698
Earning Assets	2,813,751	2,557,306	2,647,506	2,505,838
Total Assets	3,103,907	2,830,722	2,922,629	2,786,651
Noninterest Bearing Deposits	503,172	423,338	463,198	414,084
Interest Bearing Deposits	1,949,118	1,805,187	1,827,275	1,786,806
Total Interest Bearing Liabilities	2,217,609	2,074,958	2,103,241	2,028,806
Shareholders’ Equity	352,300	308,153	329,240	315,499

Per Share Data

	Three months ended December 31		Twelve months ended December 31
	2014	2013	2014	2013
Diluted Earnings Per CommonShare	$0.30	$0.36	$1.39	$1.26
Cash Dividends Per Common Share	0.11	0.08	0.42	0.28
Market Value - High	20.92	18.05	20.92	18.05
Market Value - Low	16.76	14.05	15.78	12.02
Average Outstanding Shares (diluted)	21,659,887	20,520,494	20,854,068	20,432,852

Key Ratios (annualized)

	Three months ended December 31		Twelve months ended December 31
	2014	2013	2014	2013
Return on Average Assets	0.84%	1.04%	0.99%	0.95%
Return on Average Equity	7.39%	9.52%	8.81%	8.35%
Net Interest Margin	3.74%	3.88%	3.81%	3.92%
Efficiency Ratio	74.25%	67.28%	69.01%	69.45%
Net Overhead to Average Assets	2.13%	1.88%	1.92%	1.98%

Balance Sheet Highlights

	December 31	September 30	June 30	March 31	December 31
	2014	2014	2014	2014	2013
Total Loans (Excluding Loans Held for Sale)	$1,957,765	$1,753,224	$1,700,798	$1,687,551	$1,671,926
Allowance for Loan Losses	23,250	24,549	23,867	27,247	27,609
Total Securities	867,760	840,101	852,374	881,104	891,106
Goodwill and Intangible Assets	78,546	68,772	69,161	69,593	70,025
Total Assets	3,141,038	2,899,952	2,861,017	2,872,379	2,859,864
Noninterest Bearing Deposits	513,393	464,058	455,496	459,541	436,550
Interest Bearing Deposits	1,954,928	1,757,641	1,800,849	1,766,284	1,764,078
Other Borrowings	255,652	281,582	220,663	265,663	294,252
Shareholders’ Equity	360,662	332,790	327,381	315,559	305,526

Other Balance Sheet Data

	December 31	September 30	June 30	March 31	December 31
	2014	2014	2014	2014	2013
Tangible Book Value Per Common Share	$13.01	$12.90	$12.62	$12.03	$11.53
Loan Loss Reserve to Loans	1.19%	1.40%	1.40%	1.61%	1.65%
Loan Loss Reserve to Non-performing Loans	171.01%	151.80%	141.86%	135.75%	123.50%
Nonperforming Assets to Total Assets	0.52%	0.67%	0.72%	0.83%	0.93%
NPA’s (w/ TDR’s) to Total Assets	1.00%	1.23%	1.29%	0.97%	1.07%
Tangible Common Equity Ratio	9.21%	9.33%	9.25%	8.78%	8.44%
Outstanding Shares	21,687,525	20,460,763	20,458,763	20,445,951	20,417,224

Asset Quality

	December 31	September 30	June 30	March 31	December 31
	2014	2014	2014	2014	2013
Special Mention Loans	$34,922	$25,319	$37,917	$53,019	$56,960
Substandard Loans (Accruing)	22,926	22,647	24,344	29,429	27,277
New Non-accrual Loans (for the 3 months ended)	3,707	4,251	1,626	2,963	2,312

Loans Past Due 90 Days or More and Still Accruing	$—	$59	$—	$—	$14
Non-accrual Loans	13,596	16,113	16,824	20,071	22,341
Other Real Estate Owned	2,688	3,190	3,723	3,841	4,120
Total Nonperforming Assets (NPA’s)	$16,284	$19,362	$20,547	$23,912	$26,475
Troubled Debt Restructurings (Accruing)	15,243	16,274	16,408	4,041	4,188
Total NPA’s with Troubled Debt Restructurings	$31,527	$35,636	$36,955	$27,953	$30,663

Net Charge-offs (Recoveries) - QTD	$1,299	$(682)	$4,130	$1,112	$1,040
Net Charge-offs as a % of average loans (annualized)	0.27%	-0.16%	0.98%	0.27%	0.25%

(1) Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of preferred stock, goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. The Company believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	December 31	September 30	June 30	March 31	December 31
	2014	2014	2014	2014	2013
Shareholders’ Equity	$360,662	$332,790	$327,381	$315,559	$305,526
Less: Intangible Assets	78,546	68,772	69,161	69,593	70,025
Tangible Common Equity	282,116	264,018	258,220	245,966	235,501

Total Assets	3,141,038	2,899,952	2,861,017	2,872,379	2,859,864
Less: Intangible Assets	78,546	68,772	69,161	69,593	70,025
Tangible Assets	3,062,492	2,831,180	2,791,856	2,802,786	2,789,839

Ending Shares Outstanding	21,687,525	20,460,763	20,458,763	20,445,951	20,417,224

Tangible Book Value Per Share	$13.01	$12.90	$12.62	$12.03	$11.53
Tangible Common Equity/Tangible Assets	9.21%	9.33%	9.25%	8.78%	8.44%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $3.1 billion. The Company operates 80 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.